Moody National REIT I, INC. - 8-K

Exhibit 3.1

MOODY NATIONAL REIT I, INC.

ARTICLES OF AMENDMENT

Moody National REIT I, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The Charter is hereby further amended by re-numbering Article XV (“Duration”) to Article XIV (“Duration”).

FOURTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 27th day of September, 2017.

ATTEST: By: /s/ Robert W. Engel Name: Robert W. Engel Title: Secretary	MOODY NATIONAL REIT I, INC. By: /s/ Brett C. Moody Name: Brett C. Moody Title: Chief Executive Officer and President